Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW INTERNATIONAL ANNOUNCES NEW BOARD CHAIR
Kent, WA — January 31, 2011 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that Jerry L. Calhoun has been appointed Chairman of the Board, replacing Kathryn L. Munro, whose final term as director expires in September 2011. Ms. Munro has served as a director since 1996 and as Chair since 2002.
“We are grateful for Kathy’s strong leadership throughout her years with Flow. We are pleased that Jerry has stepped forward now to ensure a smooth transition when Kathy’s term expires in September,” said Charley Brown, Flow’s President and CEO.
Mr. Calhoun has served as a director since 2007. His past experience includes service as Vice President, Human Resources, Boeing Commercial Airplanes, consultant to the Ford Motor Company, Chairman of the Federal Labor Relations Authority, Chairman of the Foreign Service Labor Relations Board and Principal Deputy Assistant Secretary of the Department of Defense.
In connection with the appointment of a new Board Chairman, Flow also announced that Mr. Calhoun is succeeding Ms. Munro as chairman of the Governance Committee, and Patrick Byrne is succeeding Mr. Calhoun as chairman of the Compensation Committee.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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